EXHIBIT 10.0

AMENDMENT TO
EQUITY MARKETING, INC.
2000 STOCK OPTION PLAN

     WHEREAS, Equity Marketing, Inc., a Delaware corporation (the “Company”), has properly adopted and currently maintains the Equity Marketing, Inc. 2000 Stock Option Plan (the “Plan”) to foster the Company’s ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company;

     WHEREAS, the Company now desires to amend the Plan to (i) establish provisions providing for the paperless exercise of Options and (ii) clarify the Committee’s discretion to establish the terms and restrictions of shares of Restricted Stock that may be awarded under the Plan; and

     WHEREAS, the Company, by action of the Board, has reserved the right to amend the Plan pursuant to Section 8 thereof.

     NOW, THEREFORE, pursuant to the authority granted to the Company, the Plan is hereby amended as follows:

1.	Amendment to Section 5.

Section 5 of the Plan is hereby amended by adding the following new Section 5(g) thereto:

(g) Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options by Participants may be permitted through the use of such an automated system.

2.	Amendment to Section 12(b).

Section 12(b) of the Plan is hereby amended in its entirety by substituting the following therefor:

(b) Restricted Stock. Unless otherwise determined by the Committee, a Participant shall forfeit to the Company all non-vested shares of Restricted Stock upon termination of such Participant’s employment with the Company for any reason.

3.	Effective Date.

This Amendment shall become effective upon its adoption by the Board (the “Effective Date”).

4.	Construction of Amendment.

All of the provisions of this Amendment shall be deemed to be and construed as part of the Plan as of the Effective Date.

5.	The Plan.

Except as provided herein, the Plan shall continue in full force and effect. Unless otherwise defined herein, defined terms used but not defined herein shall have the meaning ascribed to them in the Plan.